UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2008
Medicis Pharmaceutical Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18443 (Commission File Number)	52-1574808 (IRS Employer Identification No.)

7720 North Dobson Road, Scottsdale, Arizona (Address of Principal Executive Offices)	85256 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (602) 808-8800
8125 North Hayden Road, Scottsdale, Arizona 85258-2463
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
As previously reported, on June 16, 2008, Medicis Pharmaceutical Corporation (“Medicis”) entered into a definitive merger agreement (the “Merger Agreement”) with LipoSonix, Inc., a privately held Delaware corporation (“LipoSonix”). On July 1, 2008, Medicis closed its acquisition of LipoSonix and LipoSonix became a wholly-owned subsidiary of Medicis.
Merger Consideration. All outstanding shares of LipoSonix’s common stock and preferred stock, as well as all vested options, were converted into the right to receive at the closing an aggregate of $150 million in cash, subject to certain adjustments including the escrow fund described below, plus milestone and contingent payments of up to $150 million in cash. The milestone and contingent payments include (i) a milestone payment if the U.S. Food and Drug Administration grants market clearance or approval of the LipoSonix product by a specified time and (ii) contingent and milestone payments tied to such product’s future worldwide sales and gross profits performance. The contingent payments are based on sales and gross profits of the LipoSonix product during the seven-year period beginning on the first day of the first full quarter following U.S. market launch of the LipoSonix product and are subject to an aggregate cap of $150 million.
Notwithstanding the foregoing, no contingent payments can be earned after the earlier to occur of (i) the seventh anniversary of the first day of the first full quarter following U.S. market launch of the LipoSonix product and (ii) December 31, 2019.
Medicis funded the transaction from its existing cash balances.
Indemnification and Escrow. The Merger Agreement provides that Medicis will be indemnified for breaches of representations and warranties as well as certain other matters specified in the Merger Agreement, subject to certain limitations in the Merger Agreement. This post-closing indemnification right of Medicis is limited to a specified amount, based upon funds that were deposited into an escrow fund at closing and a right of Medicis to offset against future contingent payments. At closing, a portion of the $150 million of closing merger consideration was placed in escrow to fund indemnification obligations payable during the first two years after closing. Any remaining amounts in the escrow fund will be released, subject to pending and unresolved indemnification claims, two years after closing. In addition, Medicis will be entitled to offset losses against contingent payments by up to a specified amount after all monies on deposit in the escrow fund have been paid out or released.
Medicis expects to file a copy of the Merger Agreement as an exhibit to its Form 10-Q for its quarter ended June 30, 2008.

Item 7.01.	Regulation FD Disclosure.
On July 1, 2008, Medicis issued a press release announcing the closing of the acquisition of LipoSonix as well as guidance for certain projected financial results for the remaining fiscal quarters and full year of 2008. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated July 1, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICIS PHARMACEUTICAL CORPORATION
By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary

Date: July 2, 2008